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One Indiana Square, Suite 3500 / Indianapolis, Indiana 46204-4609
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March 28, 2018

Saturna Investment Trust
c/o Saturna Capital
1300 North State Street
Bellingham, Washington 98225-4730

Re: Amendment to Form N-1A

Gentlemen:

In accordance with the registration of an indefinite number of units ("Units") registered by Saturna Investment Trust (the "Trust") for its Funds, we have been asked to provide the opinion of our counsel required to be filed as an exhibit to the Trust's registration statement on Form N-1A (the "Registration Statement"). In rendering this opinion, we have examined such documents, records and questions of law as we deemed it necessary to examine for the purpose of this opinion. Based on that examination and investigation, it is our opinion that the Units will be, upon issuance, validly issued, fully paid and not liable to further assessments.

We have reviewed Post Effective No. 54, and determined that it does not contain disclosures that would render it ineligible to become effective under Rule 485(b) promulgated under the Securities Act of 1933.

We consent to the filing of this letter as an exhibit to Post Effective Amendment No.54 to the Registration Statement.

Sincerely,

TAFT STETTINIUS & HOLLISTER LLP
/s/Taft Stettinius & Hollister LLP

15807110

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